[ARTICLE] 5
[LEGEND]
Registrant is a limited partnership which invests in real estate, participating mortgage loans, and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying audited financial statements.

[PERIOD-TYPE]                   12-MOS
[FISCAL-YEAR-END]                          DEC-31-1997
[PERIOD-END]                               DEC-31-1997
[CASH]                                       2,680,667
[SECURITIES]                                         0
[RECEIVABLES]                                  610,473
[ALLOWANCES]                                         0
[INVENTORY]                                          0
[CURRENT-ASSETS]                                     0
[PP&E]                                               0
[DEPRECIATION]                                       0
[TOTAL-ASSETS]                              42,328,088<F1>
[CURRENT-LIABILITIES]                                0
[BONDS]                                              0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                             0
[OTHER-SE]                                  42,036,614<F2>
[TOTAL-LIABILITY-AND-EQUITY]                42,328,088<F3>
[SALES]                                              0
[TOTAL-REVENUES]                             3,359,076<F4>
[CGS]                                                0
[TOTAL-COSTS]                                        0
[OTHER-EXPENSES]                             1,617,823
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                   0
[INCOME-PRETAX]                              1,741,253
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                          1,741,253
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                 1,741,253
[EPS-PRIMARY]                                     9.05<F5>
[EPS-DILUTED]                                        0

<F1>In addition to cash and receivables, total assets include net investments in building and improvements of $6,093,337, investment in unconsolidated partnerships of $32,650,908 and net deferred expenses of $292,703.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of $193,555 and security deposits of $97,919.
<F4>Total revenue includes rent of $1,564,070, interest on participating mortgage loan of $503,707, equity in earnings of unconsolidated partnerships of $1,125,625 and other revenue of $165,674.
<F5>Represents net income per Unit of limited partnership interest.